EXHIBIT 10.2
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                                                               EXECUTION VERSION

                              EMPLOYMENT AGREEMENT


     This Employment Agreement is made and entered into as of March 11, 2008, by and between Signature Eyewear, Inc., a California corporation (the "Company"), and Jill Gardner ("Employee"), with reference to the following facts:

     A. Employee is currently employed by the Company.

     B. The Company and Employee desire to memorialize the terms and conditions of Employee's employment.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.   ENGAGEMENT AND RESPONSIBILITIES

     1.1 Upon the terms and subject to the conditions set forth in this Agreement, and commencing as of the Effective Date, the Company hereby engages and employs Employee as an officer of the Company, with the title "Senior Vice President." Employee hereby accepts such engagement and employment pursuant to the terms hereof. Employee shall report to the Chief Executive Officer of the Company.

     1.2 Employee's duties and responsibilities shall be those incident to the position set forth in Section 1.1 as set forth in the Bylaws of the Company and those which are normally and customarily vested in such officers of a corporation. In addition, Employee's duties shall include those duties and services for the Company and its affiliates as the Board or Chief Executive Officer of the Company, shall, in its, their, or his sole and absolute discretion, from time to time reasonably direct which are not inconsistent with Employee's positions described in Section 1.1.

     1.3 Employee agrees to devote all of Employee's business time, energy and efforts to the business of the Company and will use Employee's best efforts and abilities faithfully and diligently to promote the Company's business interests. For so long as Employee is employed by the Company, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 5% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company, as such businesses are now or hereafter conducted. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Employee of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Employee may:

          1.3.1 make and manage personal business investments of Employee's choice without consulting the Board;

          1.3.2 serve in any capacity with any non-profit civic, educational or charitable organization; and/or

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          1.3.3 serve on the board of directors of any corporation that does not compete in any manner whatsoever with the business of the Company, as such businesses are now or hereafter conducted.

     1.4 Covenants of Employee

          1.4.1 Best Efforts. Employee shall report directly to the Chief Executive Officer and shall devote her best efforts to the business and affairs of the Company. Employee shall perform her duties, responsibilities and functions to the Company hereunder to the best of her abilities in a diligent, trustworthy, professional and efficient manner.

          1.4.2 Records and Reports. Employee shall use her best efforts and skills to truthfully, accurately, and promptly make, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Board.

          1.4.3 Rules and Regulations. Employee shall obey all rules, regulations (and special instructions of the Board, if any) and all other rules, regulations, guides, handbooks, procedures, policies and special instructions applicable to the Company and its business in connection with her duties hereunder and shall endeavor to improve her ability and knowledge of the Company's business in an effort to increase the value of her services for the mutual benefit of the Company and Employee.

          1.4.4 Expertise. Employee shall make available to the Company any and all information of which he has knowledge that is relevant to the Company's business and shall make all suggestions and recommendations that he believes will be of benefit to the Company.

          1.4.5 Opportunities. Employee shall make all business opportunities of which he becomes aware that are relevant to the Company's business available to the Company, and to no other person or entity or to himself individually.

          1.4.6 Compliance. Employee shall use her best efforts and skills to cause the Company to comply with all of its contractual obligations and commitments, as well as all applicable laws, rules and regulations.

2.   DEFINITIONS

     For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

     2.1 "401(k) Account" shall mean the account established to receive contributions to the 401(k) Plan for Employee's benefit.

     2.2 "401(k) Maximum Employee Contribution" shall mean the maximum amount of salary-deferral contributions to Employee's 401(k) Account permitted by the Code and the rules and regulations promulgated thereunder.

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     2.3 "401(k) Plan" shall mean the qualified benefit plan established by the
Company pursuant to Section 401(k) of the Code.

     2.4 "Board" shall mean the Board of Directors of the Company or the Compensation Committee or other committee of the Board if and to the extent the Board of Directors delegates some or all of its duties or powers with respect to compensation or other matters relevant to Employee in Employee's capacity as employee of the Company.

     2.5 "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

     2.6 "Effective Date" shall mean the date of this Agreement as first set forth above.

     2.7 "For Cause" shall mean, in the context of a basis for termination of Employee's employment with the Company, that:

          2.7.1 Employee breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 30 days of written notice thereof from the Company (except for breaches of Sections 1.3, 6 and 7 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

          2.7.2 Employee is grossly negligent in the performance of services to the Company, or commits any act of personal dishonesty, fraud, breach of fiduciary duty or trust that, in the reasonable judgment of the Board or the Chief Executive Officer, renders Employee unsuitable for her position; or

          2.7.3 Employee is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; or

          2.7.4 Employee violates the Company's (a) workplace violence policy or
(b) policies on substance abuse; or

          2.7.5 Employee is found liable in any Securities and Exchange Commission or other civil or criminal securities law action; or

          2.7.6 Employee commits any act of personal conduct that, in the reasonable opinion of the Board or the Chief Executive Officer, gives rise to a material risk of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees.

     2.8 "Good Reason" shall mean, in the context of a basis for Employee's terminating Employee's employment with the Company, the occurrence of any of the following events or changes in circumstances:

          2.8.1 The assignment of any duties to Employee reflecting an adverse change in Employee's position, duties, responsibilities or status as an executive officer of the Company; or

          2.8.2 Any reduction in Employee's compensation or the benefits provided for herein without Employee's prior written consent, other than a reduction in benefits that results

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from a change in an employee benefit plan, which change is generally applicable to all beneficiaries of that plan; or

          2.8.3 Any assignment of Employee to any office or location of the Company outside the Los Angeles metropolitan area for a period or series of periods exceeding three months in any twelve-month period; provided, however, notwithstanding this subparagraph 2.8.3, Employee understands that temporary assignments and ordinary business travel consistent with Employee's duties and responsibilities shall not constitute "Good Reason" as a basis for Employee's termination of this Agreement; or

          2.8.4 The failure of the Company to provide any of the compensation or benefits provided for herein, or the material breach by the Company of any of their covenants herein; or

          2.8.5 Unlawful discrimination or other unlawful acts committed against Employee on the basis of age, race, national origin, religion, sex, sexual orientation, medical condition, or disability, or retaliation against Employee for any attempt to address or remedy the same or any violation of a public policy.

     2.9 "Person" shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

     2.10 "Without Cause" shall mean any reason that the Company terminates Employee's employment other than death, Disability or For Cause.

3.   COMPENSATION AND BENEFITS

     3.1 Salary. The Company shall pay to Employee a salary in installments in the same manner and at the same times the Company pays salaries to other senior officers of the Company, but in no event less frequently than twice per month. Employee's initial salary shall be at the annual rate of $110,000 and shall thereafter increase on April 15 of each year, starting on April 15, 2009, by no less than 5% per year, the exact amount of such increase to be determined in the Company's sole and absolute discretion.

     3.2 Discretionary Bonus. The Board may, in its sole and absolute discretion, from time to time determine to award Employee a bonus payment, which such bonus shall be in an amount and form determined by the Board.

     3.3 Automobile. For so long as Employee is employed by the Company pursuant to this Agreement, the Company shall provide to Employee an automobile allowance or use of an automobile in an amount or type as the Company determines from time to time.

     3.4 Expense Reimbursement. Employee shall be entitled to reimbursement from the Company for the reasonable costs and expenses that Employee incurs in connection with the performance of Employee's duties and obligations under this Agreement in a manner consistent with the Company's practices and policies therefor.

     3.5 401(k) Contributions

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          3.5.1 For so long as Employee is employed by the Company pursuant to this Agreement and subject to the limitations set forth below, each pay period the Company shall make (not as a deduction from Employee's base salary under Section 3.1) a contribution to Employee's 401(k) Account in an amount equal to a prorated portion of the amount of the Company's contribution to Employee's 401(k) Account for that calendar year ("Calendar Year Contribution"). The Calendar Year Contribution shall be an amount equal to a certain percentage of the 401(k) Maximum Employee Contribution in effect at the beginning of the calendar year, such percentage being the percentage determined according to the calendar year or, if applicable pursuant to the table below, the age of Employee, as set forth on the following schedule:

                                                        ANNUAL CONTRIBUTION
                                                       (% OF 401(K) MAXIMUM
                    CALENDAR YEAR                      EMPLOYEE CONTRIBUTION)
       --------------------------------------------- --------------------------
       2008 (unless Employee is or becomes age                 40%
       56 or older in 2008)
       --------------------------------------------- --------------------------
       2009 and thereafter (unless Employee is or              50%
       becomes age 56 or older in 2009)
       --------------------------------------------- --------------------------
       Any calendar year of employment in which                60%
       Employee becomes age 56 or age 57
       --------------------------------------------- --------------------------
       Any calendar year of employment in which                70%
       Employee becomes age 58 or 59
       --------------------------------------------- --------------------------
       Any calendar year of employment in which               100%
       Employee becomes age 60 and each year
       thereafter
       --------------------------------------------- --------------------------

Provided, however, that the maximum amount the Company will contribute during any calendar year shall be the lesser of $30,000 or the maximum amount that the Company may contribute under applicable law and regulations.

          3.5.2 Upon termination of Employee's employment for any reason, the Company shall have no obligation to make further contributions to Employee's 401(k) Account pursuant to this Section 3.5 or otherwise.

          3.5.3 If for any reason the Company does not offer a 401(k) Plan to its employees (and the Company retains the right to terminate the 401(k) Plan at any time), the Company shall either: (a) pay directly to Employee the amount it would have contributed to the 401(k) Plan on behalf of Employee or (b) if the Company offers one or more other tax-deferred savings or pension plan in which Employee is eligible to participate, at Employee's request contribute some or all of such amount to such plan or plans on behalf of Employee.

     3.6 Employee Benefit Plans. For so long as Employee is employed by the Company pursuant to this Agreement, Employee shall be entitled to participate in any pension, savings and group term life, medical, dental, disability and other group benefit plans, which the Company makes available from time to time to its employees generally.

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     3.7 Vacation. Employee shall be entitled to three weeks paid vacation each year, which shall accrue pro rata each pay period. Employee shall have the right to carry over unused vacation to the extent permitted by the Company's policy as set forth in the Company's employee handbook from time to time.

     3.8 Withholding. The Company may deduct from any compensation payable to Employee (including payments made pursuant to Section 5 of this Agreement in connection with or following termination of employment) amounts sufficient to cover Employee's share of applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments.

4.   TERM OF EMPLOYMENT

     Employee's employment pursuant to this Agreement shall commence on the Effective Date and shall terminate on the earliest to occur of the following:

     4.1 upon the death of Employee; or

     4.2 upon delivery to Employee of written notice of termination by the Company if Employee suffers a physical or mental disability which renders Employee, in the reasonable judgment of the Board or Chief Executive Officer of the Company, unable to perform her duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period ("Disability"); or

     4.3 upon 30 days' written notice from Employee to the Company; or

     4.4 upon the date set forth in a written notice to the Employee of termination by the Company (a) For Cause, or (b) Without Cause following receipt of written notice of termination from Employee pursuant to Section 4.3 of this Agreement; or

     4.5 upon the date set forth in the written notice to the Employee of termination by the Company Without Cause; or

     4.6 upon delivery to the Company of written notice of termination by Employee for Good Reason; provided, however, prior to any such termination by Employee pursuant to this Section 4.6, Employee shall advise the Company in writing within 10 days of the occurrence of any circumstances that would constitute Good Reason, and the Company does not cure such circumstances within 15 days following receipt of Employee's written notice. For the avoidance of doubt, with respect to any specific set of circumstances that may constitute a basis for Good Reason, if Employee fails to inform the Company in writing, as provided herein, of the existence of such circumstances, Employee shall automatically forfeit the right thereafter to categorize such circumstances as Good Reason and terminate her employment hereunder pursuant to this Section 4.6.

5.   COMPENSATION AND BENEFITS FOLLOWING TERMINATION OF EMPLOYMENT

     5.1 If Employee's employment is terminated pursuant to Section 4.1 (death),
Section 4.2 (Disability), Section 4.3 (by Employee upon 30 days' notice), or
Section 4.4 (by the

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Company For Cause), Employee shall be entitled to salary accrued through the date of termination, any bonus that has been awarded by the Board and communicated to Employee prior to the date of termination, and no other benefits other than as required under the terms of employee benefit plans in which Employee was participating as of the date of termination.

     5.2 If Employee's employment is terminated by the Company pursuant to
Section 4.5 (Without Cause) or by Employee pursuant to Section 4.6 (Good Reason), the following provisions shall be applicable:

          5.2.1 Employee shall be entitled to continue to receive, as severance, her salary at the rate in effect upon the date of termination of employment until the later of six months from the date of termination of employment or March 1, 2011, payable in accordance with the Company's normal payroll practices and policies, as if Employee's employment had not terminated.

          5.2.2 To the extent that the Employee has Company-sponsored medical, dental, or welfare coverage in effect at the date of her termination for Employee and/or her dependants, and Employee timely elects to continue her Company-provided group health insurance coverage pursuant to the federal COBRA law, the Company will reimburse Employee for the cost of such benefits, including COBRA premiums, at the same level as Employee maintained immediately prior to termination of employment, for six months.

          5.2.3 Employee shall be entitled to no other post-employment benefits except for benefits payable under applicable benefit plans in which Employee is entitled to participate pursuant to Section 3.6 hereof through the date of termination, subject to and in accordance with the terms of such plans, and to any bonus that has been awarded by the Board and communicated to Employee prior to the date of termination. For the avoidance of any doubt, Employee's salary will not increase and no further contributions will be made by the Company to Employee's 401(k) Account (or alternative savings or pension plan) after employment is terminated.

     5.3 Employee acknowledges that in the event of termination of her employment for any reason, Employee shall not be entitled to any severance or other compensation from the Company except as specifically provided in Section
5.2. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company that provides for severance to its officers or employees, and Employee shall not be entitled to any benefits under any such plan or policy.

     5.4 As a condition to Employee's right to receive continuation of salary and other benefits pursuant to Section 5.2 of this Agreement:

          5.4.1 Employee must execute and deliver to the Company a written release, in a form and substance satisfactory to the Company, of any and all claims against the Company and all directors and officers of the Company with respect to all matters arising out of Employee's employment by the Company, or the termination thereof, except for: (a) claims for entitlements under the terms of this Agreement or plans or programs of the Company in which Employee has accrued a benefit, and (b) claims for indemnification under the articles of incorporation or bylaws of the Company, under any indemnification agreement between the Company and Employee, or under applicable law; and

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          5.4.2 Employee must not breach any of her covenants and agreements under Sections 6 and 7 of this Agreement, which continue following termination of her employment.

     5.5 In the event of termination of Employee's employment pursuant to
Section 4.4 (by the Company For Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Employee the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Employee giving rise to termination under Section 4.4. The foregoing shall not be construed to limit any cause of action, claim or other rights, which the Company may have against Employee in connection with such acts or omissions.

     5.6 Employee acknowledges that the Company has the right to terminate Employee's employment Without Cause at any time; the Company acknowledges that Employee has the right to terminate her employment for any reason upon 30 days' written notice; and both parties hereby agree that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Employee. Accordingly, in the event of such termination, each of the Company and Employee shall be entitled only to those benefits and rights specifically provided for in this Agreement in the event of such termination, and shall not have any other rights to any compensation or damages for breach of contract.

     5.7 Employee shall have no obligation to offset any payments he receives from the Company following the termination of her employment by any payments he receives from her subsequent employer, except that any payments Employee receives under the employee benefit plans or programs of a subsequent employer shall offset any payments he receives from a comparable employment benefit plan or program of the Company.

6.   COVENANT NOT TO SOLICIT

     6.1 Until the later of (a) the date Employee is no longer receiving payments from the Company under Section 5.2 of this Agreement and (b) the date that is one year after the date Employee's employment with the Company terminates, Employee will not directly or indirectly, either alone or by action in concert with others, induce or attempt to influence any employee or any member of the Company to engage in any activity in which Employee is prohibited from engaging by Section 1.3 of this Agreement or to terminate her employment with the Company.

     6.2 Until the date that Employee is no longer receiving payments from the Company under Section 5.2 of this Agreement, Employee will not directly or indirectly, either alone or by action in concert with others:

          6.2.1 induce or attempt to induce any customer, supplier, licensee or other business relationship of the Company to cease or reduce its business with any member of the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relationship and the Company; or

          6.2.2 solicit business from any of the Company's customers that competes with the business of the Company.

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7.   CONFIDENTIALITY

     Employee agrees not to disclose or use at any time (whether during or after Employee's employment with the Company) for Employee's own benefit or purposes or the benefit or purposes of any other Person any information, data, trade secrets and confidential or proprietary information relating to the business, operations, assets and liabilities of the Company, including without limitation all customers' and/or suppliers' identities, characteristics and agreements, financial information and projections, employee files, business and marketing plans, sales activities, pricing methodologies, credit and financial data and financial methods (the "Confidential Material"), provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Employee's breach of this covenant. Employee agrees that upon termination of her employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company except that he may retain personal notes, notebooks, diaries, Rolodexes and addresses and phone numbers. Employee further agrees that he will not retain or use for her account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company.

8. SPECIFIC PERFORMANCE. Employee acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Sections 1.3, 6 or 7 hereof would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

9.   INTELLECTUAL PROPERTY

     All inventions, improvements, ideas, processes, programs, systems, devices, prototypes, models, plans, designs, drawings, inventions, or similar concepts ("Intellectual Property") created, invented, conceived, or reduced to practice by Employee while Employee is employed by the Company that are directly or indirectly related to the Company's business shall be the property of the Company. The parties hereto intend that all such Intellectual Property is and shall be considered "works made for hire," as such term is defined under United States copyright law. To the extent that any of such Intellectual Property does not qualify as works made for hire, Employee hereby transfers and assigns to the Company all worldwide right, title, and interest therein and thereto and, at the request and expense of the Company, Employee agrees to cooperate in the preparation of, and to execute and deliver to the Company, all applications for patents and all applications for registration of copyright, trademark or service mark with respect to such Intellectual Property, and all instruments of assignment or transfer necessary to vest title to such Intellectual Property in the Company in the United States and abroad.

10.  ARBITRATION OF DISPUTES

     Any controversy or claim between the Company and Employee relating to Employee's employment with the Company shall be settled by final and binding arbitration in accordance with the terms and conditions of a separate agreement to arbitrate claims signed by the parties.

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11.  MISCELLANEOUS

     11.1 Notices. All notices, requests, demands and other communications (collectively, "Notices") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, to the following addresses:

               11.1.1 If to the Company, to:

                      Signature Eyewear, Inc.
                      498 N. Oak Street
                      Inglewood, CA 90302
                      Attn:  Michael Prince, Chief Executive Officer

               11.1.2 If to Employee, to:

                      Employee's address as set forth on the books and records of the Company

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails (or on the seventh day if sent to or from an address outside the United States). Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

     11.2 Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

     11.3 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     11.4 Governing Law. This Agreement shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.

     11.5 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

     11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.7 Business Day. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the

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next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

     11.8 Advice from Independent Counsel. The parties hereto understand that this Agreement is legally binding and may affect such party's rights. Each party represents that, to the extent such party believes necessary or appropriate, it has consulted with legal counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

     11.9 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

     11.10 Section 409A. Notwithstanding the timing of payments set forth in this Agreement, if the Company determines that Employee is a "specified employee" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and that, as a result of such status, any portion of the payment under this Agreement would be subject to additional taxation, the Company will delay paying any portion of such payment until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six months), with the first such payment to include the amounts that would have been paid earlier but for the above delay.

     11.11 No Assignment. Employee may not assign any of her rights or obligations under this Agreement except that Employee's benefits may be assigned by will or by the laws of descent and distribution.

     IN WITNESS WHEREOF, this Agreement has been made and entered into as of the date and year first above written.

                                       SIGNATURE EYEWEAR, INC.


                                       By: /s/ Michael Prince (CEO)
                                           -------------------------------------
                                           Michael Prince
                                           Chief Executive Officer



                                       EMPLOYEE

                                       /s/ Jill Gardner
                                       -----------------------------------------
                                       Jill Gardner


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